EXHIBIT 10(y)

FOURTH AMENDMENT TO THE

HANDLEMAN COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(United States)

WHEREAS, Handleman Company (the “Company”) has established and maintains the Handleman Company Supplemental Executive Retirement Plan (the “SERP”) for the benefit of selected key executives; and

WHEREAS, pursuant to Section 5.1 of the SERP, the Company has reserved the right to amend the SERP at any time; and

WHEREAS, the Company is desirous of amending certain SERP actuarial factors (i.e., the discount rate and mortality table) used in connection with determining Lump Sum Payments.

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, Section 3.3 of the Plan is hereby amended, effective as of May 1, 2005, to read as follows:

“3.3 Payment. Subject to Section 3.4 hereof, an Executive’s SERP Retirement Benefit shall be paid to him/her, or to his/her Surviving Spouse, at the same time, in the same manner, under the same terms and conditions, and applying the same actuarial factors and reductions, as his/her Accrued Benefit under the Pension Plan provided, however, that notwithstanding the terms of the Pension Plan, the discount rate and mortality table for Lump Sum Payments will be based on the:

(a)	Moody’s AA rate plus 25 basis points, to be reset bi-annually as of (1) March 31st for Lump Sum Payments made between May 1st and October 31st of each Plan Year, and (2) September 30th for Lump Sum Payments made between November 1st and April 30th of each Plan Year, and

(b)	Mortality table referenced in Code Section 417(e), as in effect from time to time.

IN WITNESS WHEREOF, the Company hereby adopts this Fourth Amendment to the SERP, effective as of June 8, 2005, this 8th day of June, 2005.

HANDLEMAN COMPANY

By:	/s/ Thomas C. Braum, Jr.
Name:	Thomas C. Braum, Jr.
Its:	Senior Vice President and Chief Financial Officer